Exhibit 19.1

I.
Objective and Scope

This Code of Conduct (“Code”) reflects the commitment of Lithium Americas Corp. (“LAC” or the “Company”) to a culture of honesty, integrity and accountability, and outlines the basic principles and policies which everyone at the Company is expected to understand and follow.

This Code applies to anyone working at a LAC project, operation or office, or for LAC from another remote location at Lithium Americas, including Consultants, Contractors, Employees, Officers and Directors (collectively “Personnel” or the “Workforce”) regardless of their position at the Company, at all times and everywhere we do business.

We require the highest standards of professional and ethical conduct from our Workforce. Our reputation for honesty and integrity is important for the success of our business. No one at the Company will be permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings.

We aim for our business practices to be compatible with, and sensitive to, the economic and social priorities of each location in which we operate. Although customs vary in different locations and standards of ethics may vary in different business environments, honesty and integrity must always characterize our business activity.

In addition to following this Code, you are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of our policies and any applicable laws. This Code sets forth general principles rather than attempting to address every situation that might arise and does not supersede the specific policies and procedures that are in effect, such as the Company’s Corporate Disclosure Policy, Securities Trading Policy or other policies that are in effect from time to time.

This Code will be reviewed periodically by Management or the Board and supplemented as required from time to time.

II.
Guiding Principles

We expect our Personnel to:

A.
Comply with applicable laws, rules and regulations.
B.
Act honestly and ethically.
C.
Use their best judgement.

D.
Understand the legal requirements and other standards applicable to their work, and seek advice from Management, internal counsel or externally if you are uncertain on how to proceed.
E.
Act with integrity and treat people with respect.
F.
Promote inclusion and belonging across all workplaces while upholding a standard of conduct free from bullying, harassment, or discrimination.
G.
Avoid conflicts of interest and do not use Company opportunities for personal gain.
H.
Keep information confidential.
I.
Comply with environmental, social, health and safety requirements.
J.
Protect Company assets and use them efficiently.
K.
Report unethical or illegal behavior, and concerns about our business or financial disclosure.
L.
Individuals who fail to comply with this Code and applicable laws will be subject to disciplinary measures, up to and including discharge from the Company.
III.
Definitions

“Board” means the Company’s Board of Directors.

“Company” means the Company and all of its subsidiaries, wholly and partially owned.

“Consultant” means any person retained to provide professional consulting services to the Company and/or regularly works from the Company’s offices.

“Contractors” means any person working on a temporary or short-term basis for the Company.

“Director” means a member of the Board.

“Employees” means any individual hired directly by LAC or one of its subsidiaries.

“Management” means LAC employees who directly report to the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”), have an Executive Vice President or Senior Vice President title, or other Officers of the Company.

“Officer” means a LAC employee appointed by the Board or CEO in accordance with the Company’s Articles.

“Personnel” or “Workforce” means all LAC Management, Officers, Employees, Consultants, Contractors and anyone working at a LAC project, operation or office, or for LAC from another remote location.

“Senior Executive Officer” means the CEO or CFO and employees who directly report to the CEO.

IV.
Specifics of the Code
1.
Compliance with Laws, Rules and Regulations

We have a responsibility to monitor all legal boundaries and to comply with all applicable laws and regulations in all of our activities worldwide. Compliance with both the letter and spirit of all laws, rules and regulations applicable to our business is important for our Company’s reputation and continued success. We must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of impropriety.

2.
Inclusion and Belonging

LAC is committed to cultivating an inclusive work environment focused on a sense of belonging where everyone can achieve their fullest potential. We aim to foster a culture where each individual feels valued, and where they can freely express their beliefs, suggestions and perspectives. Our people are our most important asset.

The Company’s Inclusion and Belonging Policy, available on LAC’s website, sets out the Company’s commitment to cultivate and sustain an inclusive culture that embraces diversity and inspires each professional to achieve their highest potential in a supportive and welcoming work environment.

3.
Respectful Workplace

LAC is committed to is committed to providing a positive and safe work environment that is free of bullying, harassment and discrimination. The Company will not tolerate any conduct that:

A.
Is violent, discriminatory, disrupts or interferes with work performance;
B.
Creates an intimidating, offensive, hostile or violent environment;
C.
Constitutes bullying or harassment; or
D.
Does not align with human rights legislation.

The Company’s Respectful Workplace Policy, sets out Personnel’s responsibility in preventing workplace harassment, bullying, violence and discrimination.

4.
Health and Safety

All Personnel are responsible for maintaining a safe workplace by following health and safety rules, policies and practices. This extends not only to physical health but also to mental health and well-being. The Company is committed to providing a safe and healthy workplace and working environment for its Workforce. This includes keeping its workplaces free from hazards. Immediately report any accidents, injuries, unsafe equipment, practices or conditions to a supervisor or other designated person.

In order to protect the health and safety of our Personnel, anyone working at or for a LAC project, operation or office, must report to work free from the influence of alcohol, illegal drugs, cannabis or any other substance that could prevent you from conducting work activities safely and effectively.

All Personnel on Company property or while carrying out duties on the Company’s behalf, are prohibited from possessing or using weapons or firearms unless required to do so pursuant to your job description and responsibilities.

5.
Environmental Stewardship

The Company aims to reduce the negative environmental impact of its operations to the extent possible. The Company is committed to complying with all applicable environmental laws and regulations within all jurisdictions in which it operates. If any Personnel has any doubt as to the applicability or meaning of a particular environmental practice or regulation, the individual should immediately discuss the matter with their supervisor or with a member Management. If not resolved, please follow the formal reporting standards identified below.

6.
Social Responsibility

Lithium Americas strives to build collaborative and mutually beneficial relationships with the local communities associated with our activities and local Indigenous groups in the areas surrounding our projects. We proactively engage with these communities throughout the lifecycle of our projects. We are committed to building collaborative and trusting relationships with local communities and recognize that the well-being of stakeholders and communities is essential for success.

7.
Confidentiality

Personnel of the Company must preserve and protect the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession over the course of their employment and/or contract, except when disclosure is expressly authorized or legally mandated.

The obligation to preserve the Company’s confidential information continues even after you leave the Company. The Company’s Corporate Disclosure Policy sets forth certain specific obligations in respect of confidentiality.

Confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us.

Nothing contained in this Code shall limit the ability of Personnel to file a charge or complaint with a relevant governmental agency and communicate with such agency or otherwise participate in any investigation or proceedings that may be conducted by any such agency, including by providing documents or other information in connection therewith, without notice to the Company.

8.
Conflicts of Interest

Personnel must avoid situations where their personal interests could conflict with, or appear to conflict with the interests of the Company and its stakeholders, or where their personal interests have an effect on their ability to act in the best interests of the Company. This is commonly known as a “conflict of interest”.

A conflict of interest could arise where:

A.
An individual takes action for their direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of the Company; or
B.
An individual, or a member of their family, receives improper personal benefits or preferential treatment as a result of the individual’s position in the Company.

Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Board. Where a conflict involves a Director (i.e. where a Director has an interest in a material contract or material transaction involving the Company), the Director involved will be required to disclose their interest to the Board and refrain from voting on or consenting to Board resolutions considering such contract or transaction in accordance with applicable law.

It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interest should be reported immediately to a member of Management who is independent of the potential conflict and who will assess the issue with the advice of legal counsel. For unresolved potential conflicts involving any Personnel, the issue should be referred to the Chair of the Audit and Risk Committee (with assistance from the Company’s General Counsel as necessary) in consultation with the Governance and Nomination Committee.

9.
Working Relationships

Personnel and individuals who are direct relatives or who permanently reside together may not be employed on a permanent or contract basis, or hold office if:

A.
A reporting relationship exists whereby Personnel has influence, input or decision-making power over the relative or cohabitant’s performance evaluation, salary, conditions of work or similar matters; and

B.
The working relationship provides the individuals with an opportunity for collusion that could have a detrimental effect on the Company’s interests.

This restriction may be waived if the Governance and Nomination Committee, or any successor or equivalent committee thereto, is satisfied that sufficient safeguards are in place to ensure that the interests of the Company are not compromised.

10.
Corporate Opportunities

Personnel owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises and are prohibited from taking, for themselves personally, opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain, except where the Board, after receiving the necessary information concerning such opportunity and receiving the advice of legal counsel, has elected not to avail itself of the opportunity in compliance with applicable corporate law. Any Director interested in a corporate opportunity under consideration by the Board shall refrain from voting on or consenting to Board resolutions considering such opportunity.

If any Personnel has any doubt as to the whether any activity they are contemplating violates this requirement, they must refer the issue to a member of Management who is independent of the potential conflict and who will assess the issue with the advice of legal counsel.

11.
Protection and Proper Use of Company Assets

We should all endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incidents of fraud or theft should be immediately reported to an individual’s supervisor or to a member of Management for investigation. Company assets, such as funds, products, computers and equipment, may only be used for legitimate business purposes or other purposes approved by Management. Company assets must never be used for illegal purposes.

The obligation to protect Company assets includes proprietary information. Proprietary information includes any information that is not generally known to the public or would be helpful to our competitors. Examples of proprietary information are intellectual property, business and marketing plans, engineering and technical processes, and employee information. The obligation to preserve proprietary information continues even after you leave the Company.

12.
Antitrust and Free Competition

We are committed to doing business fairly, everywhere we operate. Anti-competitive behavior, antitrust and monopoly practices can affect consumer choice, pricing and other factors that are essential to efficient markets.

Anti-competitive behavior refers to actions of an organization or its employees that can result in collusion with potential competitors, with the purpose of limiting the effects of market competition. This can include fixing prices or coordinating bids, creating market or output restrictions, imposing geographic quotas, and allocating customers, suppliers, geographic areas or product lines.

Anti-trust and monopoly practices are actions of an organization that can result in collusion to erect barriers for entry to the sector, or to otherwise prevent competition. This can include unfair business practices, abuse of market position, cartels, anti-competitive mergers and price-fixing. Antitrust laws seek to establish a competitive marketplace and protect consumers from abusive practices. Many countries have antitrust laws prohibiting companies from gaining an unfair advantage in the market. While antitrust and competition laws are complex, they generally forbid discussing or entering into formal or informal agreements regarding activities that may restrict competition. The following practices are generally banned under relevant antitrust laws:

A.
Cartels;
B.
Anticompetitive agreements with competitors;
C.
Anticompetitive dealings with customers or suppliers;
D.
Monopolization; and
E.
Anticompetitive corporate transactions.

Violations can have serious consequences for an individual or the Company. If you witness conduct that violates fair competition laws, remove yourself from the situation and notify the Legal Department immediately.

Personnel are expected to understand and respect applicable anti-trust laws.

13.
Fair Dealing and Dealings with Suppliers and Contractors

We should all endeavor to deal fairly with the Company’s customers, suppliers, competitors and the other Personnel of the Company. No one at the Company should take unfair advantage of anyone through illegal conduct, concealment, manipulation, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice.

Suppliers of goods and services who are seeking to do business with the Company, or continue to do business with the Company, should understand that all purchases will be made based exclusively on competitive considerations, such as price, quality, service, suitability to the Company’s needs, along with ethical standards concerning labor, health and safety, environment and sustainability. Supplier selection should never be based on the personal interests of any Personnel or of any Personnel’s family or friends.

14.
Insider Trading

Insider trading is unethical and illegal. Individuals subject to the Code are not allowed to trade in securities of any company while in possession of material non-public information regarding that company. This includes the Company or any other third-party company. It is also illegal to “tip” or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further. The Company’s Securities Trading Policy sets out obligations with respect to trading in securities issued by the Company.

15.
Financial and Business Disclosure and Accuracy of Company Records and Reporting

Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions and to meet reporting obligations of our stakeholders. This includes both the Company’s financial reporting and ongoing disclosure requirements under applicable securities and stock exchange requirements. The Company’s accounting and other records are relied upon to produce reports for the Company’s Management, shareholders, creditors, governmental agencies and others. Full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or submit to, securities regulators and stock exchanges and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under securities laws and to meet the expectations of our shareholders and other members of the investment community. In preparing such reports, documents and other public communications, the following guidelines should be adhered to:

A.
All accounting records, and the reports produced from such records, must be in accordance with all applicable laws;
B.
All accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;
C.
All accounting records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;
D.
No accounting records should contain any false or intentionally misleading entries;
E.
No transactions should be intentionally misclassified as to accounts, departments or accounting periods;
F.
All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;
G.
No information should be concealed from internal auditors or independent auditors; and
H.
Compliance with the Company’s system of internal controls is required at all times.

If any Personnel has concerns or complaints regarding accounting or auditing issues, they are encouraged to submit those concerns to a member of the Audit and Risk Committee or to report it through the Company’s Whistleblower reporting hotline. See our Whistleblower Policy for information on how to report using this process.

Business records and communications often become public through legal or regulatory investigations or the media. We should avoid exaggeration, derogatory remarks, legal conclusions or inappropriate characterizations of people and companies. This applies to communications of all kinds, including e-mail and informal notes or interoffice memos.

Records should be retained and destroyed in accordance with any records retention policy of the Company in effect from time to time.

16.
Use of Company Systems, Email and Internet Services

Company systems, email, messaging apps and internet services are provided for Company business purposes and should be used in accordance with the Company’s Information Technology and Cybersecurity Policy. Incidental and occasional personal use is permitted, but never for personal gain or any improper purpose.

Your messages (including voicemail) and computer information are considered the property of the Company. You should not have any expectation of privacy when using Company devices or systems. Unless prohibited by law, the Company reserves the right to access and disclose information on any Company device or system as necessary for business purposes.

You should not access, retain, send or download any information that could be unethical, illegal, insulting or offensive to another person, including but not limited to sexually explicit messages, ethnic or racial slurs, or messages that could be viewed as harassment.

You should not share usernames and passwords or other authentication information with anyone, including co-workers, except as authorized or for business continuity purposes. Do not leave login information where others could easily find or access it.

Violation of these policies may result in disciplinary actions up to and including discharge from the Company.

17.
Social Media

All Personnel should exercise judgement and care when posting on their personal Social Media and all Personnel involved in the Company’s Social Media should act responsibly and in accordance with the Company’s Corporate Disclosure Policy, especially as it pertains to Material Information.

“Social Media” refers to web-based tools that are used to share information and opinions, host conversations and build relationships, including, but not limited to social and professional networking sites; image, photo and videosharing sites; blogs, online forms, chatrooms, reviews and media comments; and other areas of the internet where comments, opinions and/or media can be posted or shared.

“Material Information” means any information relating to the business or affairs of the Company, its subsidiaries or co-owned entities that results in, or would reasonably be expected to result in a reasonably significant change in, or have a material effect on, the market price or value of the Company’s securities or that would be expected to have a significant influence on a reasonable investor’s decision to buy, hold or sell such securities.

Personnel should not share:

A.
Any Material Information that has not been disclosed by the Company;
B.
Confidential or proprietary information including documents;
C.
Photos or videos that include images of the Company’s sites, facilities, events or co-workers without obtaining approval from the Vice President of Investor Relations and ESG (“VP IR & ESG”) and the individuals in the photo or video;
D.
Statements that make it appear you are speaking on behalf of the Company;
E.
Personal information regarding any of our Personnel; and
F.
Sell-side analyst reports.

In addition, Personnel must not use Social Media to harass, bully or intimidate other Personnel or third parties. The Company’s Respectful Workplace Policy also applies to Personnel’s online activities.

Personnel should ensure that their personal opinions posted on Social Media are not attributed to LAC.

Personnel should also not respond to any person posting negative reviews or comments about the Company online. Please contact the VP IR & ESG if you become aware of any negative content about the Company or any of its subsidiaries or joint venture operations to determine how to respond to the negative feedback.

If an external party (e.g., NGO, media, potential investor, analyst, research firm, etc.) asks you a specific question about the Company via Social Media, unless you are an authorized Spokesperson as per the Company’s Corporate Disclosure Policy, you are expected not to respond on behalf of the Company. Instead, you are expected to immediately contact one of the Authorized Spokespersons. It would be a violation of this Code if you made public statements on behalf of the Company when you are not authorized to do so.

If you are unsure of what you can or cannot post about Company activity on your personal Social Media, please contact the VP IR & ESG for guidance and/or approval.

18.
Gifts and Entertainment

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies can include but are not limited to such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other merchandise or services. In some cultures, they play an important role in business relationships. However, a problem may arise when such courtesies compromise, or appear to compromise, our ability to make objective and fair business decisions. The same rules apply to Personnel offering gifts and entertainment to our business associates.

Offering or receiving any gift, gratuity or entertainment that influences, or might be perceived to unfairly influence a business relationship, should be avoided.

The value of any gifts you accept should be nominal, both with respect to frequency and amount. Gifts that are repetitive (no matter how small) may be perceived as an attempt to create an obligation to the giver and are therefore inappropriate. Likewise, business entertainment should be moderately scaled and intended only to facilitate business goals. If you are having difficulty determining whether a specific gift or entertainment item lies within the bounds of acceptable business practice, consult a member of Management and ask yourself whether or not the gift or item is legal, business related, moderate and reasonable, whether or not public disclosure that such a gift was made would embarrass the Company, and whether or not there is any pressure to reciprocate or grant special favors.

19.
Corruption; Payments to Domestic and Foreign Officials and Money Laundering

Personnel must comply with all applicable laws prohibiting improper payments to domestic and foreign officials, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act of 1977 (United States) (collectively, the “Acts”), and similar legislation, rules or requirements in other jurisdictions where the Company does business.

The Acts make it illegal for any person, in order to obtain or retain an advantage in the course of business, directly or indirectly, to offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a public official to secure any contract, concession or other improper advantages for the Company. Public officials include persons holding a legislative, administrative or judicial position of a foreign state, persons who perform public duties or functions for a foreign state (such as persons employed by board, commissions or government corporations), officials and agents of international organizations, political parties and candidates for office.

Although “facilitated payments” or certain other transactions may be exempted or not illegal under applicable law, the Company’s policy is to avoid them. If any Personnel has any questions about the application of this Code to a particular situation, please report to the CFO, General Counsel or Management as may be designated by the Company from time to time who, with the advice of General Counsel as necessary, will determine acceptability from both a legal and a corporate policy point of view, and any appropriate accounting treatment and disclosures which are applicable to the particular situation.

The Company prohibits money laundering of any form in connection with its business. Money laundering is the concealment of an illegal source of income, or the disguise of illegal income to make it appear legitimate.

A violation of either of the Acts is a criminal offence, subjecting the Company to substantial fines and penalties and any Personnel acting on behalf of the Company to imprisonment and fines. Violation of this policy may result in disciplinary actions up to and including discharge from the Company.

20.
Reporting Illegal or Unethical Behavior

We have a strong commitment to conduct our business in a lawful and ethical manner. Personnel are expected to report in good faith any suspected violations of the Code or illegal conduct as soon as possible. Reporting can be done through the whistleblower line as per the Company’s Whistleblower Policy, or to your immediate supervisor, Human Resources, or to any member of Management (unless any of them were involved in the incident, then please report it only to those persons previously listed who were not involved). Any report will be fully investigated, documented and logged, and the Company will evaluate responses. The Company will use its best efforts to keep the identity of those involved confidential without the permission of those who were the target of or who witnessed the incident, and only then if the Company determines there is a bona fide business or other purpose for doing so. We prohibit retaliatory action against any person who, in good faith, reports a possible violation; however, it is unacceptable to file a report knowing it to be false.

For the avoidance of doubt, nothing in the Code is to be interpreted or applied in any way that prohibits, restricts or interferes with an employee’s (a) exercise of rights provided under, or participation in, “whistleblower” programs of the U.S. Securities and Exchange Commission or any other applicable regulatory agency or governmental entity (each, a “Government Body”), (b) good faith reporting of possible violations of applicable law to any Government Body, including cooperating with a Government Body in any governmental investigation regarding possible violations of applicable law, or (c) right to engage in other legally protected communications.

V.
Compliance Procedures

This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances or if you have any questions concerning your obligations under this Code, we encourage you to use your best judgement and common sense, and to contact your supervisor or a member of Management for guidance if you are uncertain about how to proceed. Management or Directors are encouraged to consult with the Chair of the Audit and Risk Committee, the Chair of the Governance and Nomination Committee, the Chair of the Compensation and Leadership Committee, the General Counsel, CFO or such other senior officer of the Company as may be designated from time to time.

If you fail to comply with this Code or applicable laws, rules or regulations you will be subject to disciplinary measures, up to and including discharge from the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for you, your supervisors and/or the Company.

VI.
Amendment, Modification and Waivers to the Code

Any waiver from the Code requires the approval of the CEO in consultation with the Governance and Nomination Committee. For Senior Executive Officers and members of the Board, a waiver requires the express approval of the Company’s Board and must be promptly disclosed as required by law and regulation.

The Code may be replaced, amended or modified by the Company, Board or a vote of the Independent Directors of the Board, subject to disclosure and other provisions of applicable securities legislation and stock exchange requirements.

Approved by the Board of Directors

MARCH 27, 2025